FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2025 First Quarter Results
Focused Operational Execution Delivered Margin Improvements, Profitability, and Positive Free Cash Flow

COLUMBUS, OH, May 8, 2025 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico, today reported financial and operating results for the three months ended March 31, 2025.

First Quarter 2025 Highlights

•Total net sales of $61.4 million decreased 21.4% compared to the prior year first quarter.
•Gross margin of $11.8 million, or 19.2% of net sales, increased from 17.0% of net sales compared to the prior year first quarter. Sequentially, gross margin improved 340 basis points from 15.8% in the prior year fourth quarter.
•Selling, general, and administrative expenses of $8.9 million, or 14.6% of net sales, compared to $8.6 million, or 11.0% for the prior year first quarter.
•Operating income of $2.8 million, or 4.6% of net sales, compared to operating income of $4.7 million, or 6.1% of net sales for the prior year first quarter.
•Net income of $2.2 million, or $0.25 per diluted share, compared to net income of $3.8 million, or $0.43 per diluted share for the prior year first quarter. Adjusted net income1 of $2.6 million, or $0.29 per diluted share.
•Adjusted EBITDA1 of $7.2 million, or 11.7% of net sales, compared to $8.7 million, or 11.2% for the prior year first quarter. Sequentially, Adjusted EBITDA as a percent of net sales improved to 11.7% compared to 9.2% in the prior year fourth quarter.
•For the first three months of fiscal 2025, 63,377 shares were repurchased under the share repurchase authorization at an average price of $14.50.

1Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measure as defined and reconciled below.

	Three months ended
	March 31,			December 31,
	2025	2024	% Change	2024	% Change
Net sales	$61,447	$78,145	(21.4)%	$62,498	(1.7)%

Gross margin	11,783	13,305	(11.4)%	9,885	19.2%
Operating income	2,839	4,732	(40.0)%	869	226.7%
Net income	2,183	3,759	(41.9)%	(39)	NM
Adjusted EBITDA[1]	7,164	8,743	(18.1)%	5,726	25.1%

Gross margin as a percent of sales	19.2%	17.0%		15.8%
Operating income as a percent of sales	4.6%	6.1%		1.4%
Net income as a percent of sales	3.6%	4.8%		(0.1)%
Adjusted EBITDA as a percent of sales[1]	11.7%	11.2%		9.2%

Net income per common share
Basic	$0.25	$0.43	(41.9)%	—
Diluted	$0.25	$0.43	(41.9)%	—

David Duvall, the Company’s President and Chief Executive Officer, said, “We delivered strong gross margin expansion, solid profitability, and positive free cash flow1 this quarter, despite the anticipated revenue decline previously communicated. Our disciplined execution of Core’s “Invest for Growth” strategy drove $15 million in new business wins—$10 million of which came from new customer agreements for formulated sheet molding compound (SMC) materials. SMC wins are especially valuable, offering faster quote-to-cash cycles than our longer-lead technical solutions.

While macroeconomic and political uncertainties continue to impact visibility across industries, we’re actively assessing potential implications for our end markets. The trucking sector, for example, is facing a rare range of 2025 demand scenarios, according to ACT Research. As expected, we entered the year projecting a softer first half with recovery in the second half, driven by pre-buy activity in trucking and new program launches tied to our 2024 wins. We will update our full year sales outlook as customer demand becomes more clear.

Alex Panda, the Company’s VP, Corporate Controller and incoming Chief Financial Officer, commented, “As expected, sales declines resulted mainly due to the phase-out of one truck program, coupled with consumer demand weakness for powersports products during the first quarter. As a result of our $45 million of new revenue wins in 2024, our sales mix will be meaningfully impacted for the rest of 2025 by higher Tooling sales, which have a lower gross margin than Product sales. Notwithstanding this projected mix shift, we expect our full-year gross margin to remain in the 17% to 19% range.

“Our almost $45 million of cash reserves at the end of the quarter continue to provide flexibility for the Company to fund capital allocation priorities, which include organic and inorganic strategic growth initiatives. In addition, we are opportunistically repurchasing CMT’s stock on the open market, investing approximately $2 million in stock buybacks in 2025 so far, approximately $1 million of which occurred in the first quarter.”

2025 Capital Expenditures

The Company’s capital expenditures for first quarter 2025 were $1.8 million. The Company anticipates spending approximately $10 to $12 million during 2025 on property, plant and equipment purchases for all of the Company's operations. The Company generated a Return on Capital Employed1 of 8.7% for the trailing twelve months and 11.7% excluding cash.

Financial Position at March 31, 2025

The Company’s total liquidity at the end of the first fiscal quarter 2025 was $94.5 million, with $44.5 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $21.1 million at March 31, 2025. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal first quarter.

1 Adjusted EBITDA, term debt-to-trailing twelve months Adjusted EBITDA and return on capital employed are non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter ended March 31, 2025. To access the call live by phone, dial (888) 506-0062 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through May 22, 2025, by calling (877) 481-4010 and using passcode ID: 52363#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory (including foreign trade policy) and political conditions; volatility in financial markets; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production); efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the imposition of new or increased tariffs and the resulting consequences; Company initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures; regulatory matters and labor relations; changes in the Company’s financial position; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
Alex Panda
Vice President, Corporate Controller, and incoming CFO
apanda@coremt.com

John Zimmer
Executive Vice President & Chief Financial Officer
jzimmer@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
smartin@threepa.com, shooser@threepa.com
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended March 31,
	2025	2024
Net sales:
Products	$61,012	$75,831
Tooling	435	2,314
Total net sales	61,447	78,145

Total cost of sales	49,664	64,840

Gross margin	11,783	13,305

Selling, general and administrative expense	8,944	8,573

Operating income	2,839	4,732

Other (income) and expense
Net interest expense	16	82
Net periodic post-retirement benefit	(110)	(138)
Total other (income) and expense	(94)	(56)

Income before income taxes	2,933	4,788

Income tax expense	750	1,029

Net income	$2,183	$3,759

Net income per common share:
Basic	$0.25	$0.43
Diluted	$0.25	$0.43

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended March 31,
	2025	2024
Medium and heavy-duty truck	$29,560	$41,509
Power sports	14,206	18,859
Building products	6,379	6,545
Industrial and utilities	5,370	3,346
All other	5,497	5,572
Net product revenue	$61,012	$75,831

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	March 31,	As of
	2025	December 31,
	(unaudited)	2024
Assets:
Current assets:
Cash and cash equivalents	$44,474	$41,803
Accounts receivable, net	36,743	30,118
Inventories, net	19,295	18,346
Prepaid expenses and other current assets	15,099	12,621
Total current assets	115,611	102,888

Right of use asset	4,984	2,112
Property, plant and equipment, net	79,684	80,807
Goodwill	17,376	17,376
Intangibles, net	4,165	4,430
Other non-current assets	1,771	1,937
Total Assets	$223,591	$209,550

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,814	$1,814
Accounts payable	28,289	17,115
Contract liabilities	3,077	2,286
Compensation and related benefits	6,007	7,585
Accrued other liabilities	7,100	7,911
Total current liabilities	46,287	36,711

Other non-current liabilities	5,000	2,620
Long-term debt	19,248	19,706
Post retirement benefits liability	3,183	3,152
Total Liabilities	73,718	62,189

Stockholders' Equity:
Common stock	86	86
Paid in capital	46,391	45,760
Accumulated other comprehensive income, net of income taxes	3,170	2,292
Treasury stock	(37,325)	(36,145)
Retained earnings	137,551	135,368
Total Stockholders' Equity	149,873	147,361
Total Liabilities and Stockholders' Equity	$223,591	$209,550

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three months ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$2,183	$3,759
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,214	3,292
Loss on disposal of property, plant and equipment	4	—
Share-based compensation	631	739
Losses (gain) on foreign currency	212	(214)
Change in operating assets and liabilities:
Accounts receivable	(6,625)	1,629
Inventories	(949)	(1,798)
Prepaid and other assets	(2,304)	1,908
Accounts payable	10,912	280
Accrued and other liabilities	(1,099)	(4,254)
Post retirement benefits liability	(80)	(269)
Net cash provided by operating activities	6,099	5,072

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,772)	(1,893)
Net cash used in investing activities	(1,772)	(1,893)

Cash flows from financing activities:
Payments for taxes related to net share settlement of equity awards	(262)	(343)
Purchase of common shares	(916)	—
Payment on principal on term loans	(478)	(322)
Net cash used in financing activities	(1,656)	(665)

Net change in cash and cash equivalents	2,671	2,514

Cash and cash equivalents at beginning of period	41,803	24,104

Cash and cash equivalents at end of period	$44,474	$26,618

Cash paid for:
Interest	$396	$291
Income taxes	$98	$326

Non cash investing activities:
Fixed asset purchases in accounts payable	$403	$489

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted Net Income represents net income before severance cost (net of tax).

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, debt-to-trailing twelve months adjusted EBITDA, Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and Debt to trailing twelve months adjusted EBITDA and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended
	March 31,
	2025	2024
Net income	$2,183	$3,759
Provision for income taxes	750	1,029
Total other expenses(1)	(94)	(56)
Depreciation and amortization	3,194	3,272
Share-based compensation	631	739
Severance Costs	500	—
Adjusted EBITDA	$7,164	$8,743

Adjusted EBITDA as a percent of net sales	11.7%	11.2%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Trailing Twelve Months
Net income	$6,419	$3,160	$(39)	$2,183	$11,723
Provision for income taxes	1,246	727	1,182	750	3,905
Total other expenses(1)	(176)	(282)	(273)	(94)	(825)
Depreciation and amortization	3,308	3,376	3,362	3,194	13,240
Share-based compensation	766	562	428	631	2,387
Severance	—	228	1,066	500	1,794
Adjusted EBITDA	$11,563	$7,771	$5,726	$7,164	$32,224

Total Outstanding Term Debt as of March 31, 2025					$21,062

Debt to Trailing Twelve Months Adjusted EBITDA					0.65

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Trailing Twelve Months
Operating Income	$7,489	$3,605	$869	2,839	$14,802

Equity					149,873
Structured Debt					21,062
Total Capital Employed					$170,935

Return on Capital Employed					8.7%

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed Excluding Cash
(unaudited, in thousands)

	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Trailing Twelve Months
Operating Income	$7,489	$3,605	$869	2,839	$14,802

Equity					149,873
Structured Debt					21,062
Less Cash					(44,474)
Total Capital Employed, Excluding Cash					$126,461

Return on Capital Employed, Excluding Cash					11.7%

Core Molding Technologies, Inc.
Free Cash Flow
Three Months Ended March 31, 2025 and 2024
(unaudited, in thousands)

	2025	2024
Cash flow provided by operations	$6,099	$5,072
Purchase of property, plant and equipment	(1,772)	(1,893)
Free cash flow	$4,327	$3,179

Core Molding Technologies, Inc.
Adjusted Net (Loss) Income per Share
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
Net Income	$2,183	$3,759
Severance Costs (net of tax)	$395	$—
Adjusted net income	$2,578	$3,759

Weighted average common shares outstanding - basic	$8,621,000	$8,666,000
Weighted average common and potentially issuable common shares outstanding- diluted	$8,816,000	$8,832,000

Net income per share - basic	$0.25	$0.43
Severance Costs (net of tax)	0.05	—
Adjusted net income per share - basic	$0.30	$0.43

Net income per share - diluted	$0.25	$0.43
Severance Costs (net of tax)	0.04	—
Adjusted net income per share - diluted	$0.29	$0.43